Exhibit 99.05

Pazoo Begins Large-Scale Marketing Program For New Website - Product and Website Advertising Revenue Begin to Ramp Up

CEDAR KNOLLS, N.J., March 13, 2013 /PRNewswire/ -- Pazoo, Inc., (OTCQB: PZOO), (German WKN#: A1J3DK) is pleased to announce that a large-scale marketing program began this week for the newly designed www.pazoo.com website. With the new website, the new Pazoo logo, and the addition of more top health and wellness experts, Pazoo is already beginning to see a dramatic increase in product sales, web traffic, and social media.

Because the number of unique visitors is now increasing at an accelerated rate, Pazoo expects to begin generating advertising revenue by the end of next this month. The number of twitter followers in just the past few days has exponentially increased as well.  Due to the well laid out business plan and the execution of that plan to date in addition to the relationships with iBuild and Better Business Network (BBN), Pazoo has positioned itself for an accelerated if not exponential growth rate.

Product sales in the past 10 days have almost surpassed what was being sold on a monthly basis.  While Pazoo acknowledges these sales are not yet at a level to sustain business operations on their own, the short-term trend is more proof that our overall business model is well thought out and is beginning to yield the results that were expected. With product sales rapidly increasing, advertising sales on Pazoo.com starting, and products now being sold in retail stores, Pazoo is on a quick path to not only sustainability, but profitability as a company.

Relative up to date content is being continually updated through our vast panel of experts as well as through our wonderful relationship with iBuild and the BBN.  Moreover, content providers and portals from all over the world have started to take notice of Pazoo and have approached Pazoo about wanting to work with us and partner with us in the future.  This constantly updated new content on the website, coupled with our new relationships with iBuild and BBN is greatly enhancing our web traffic and overall exposure.

About Pazoo, Inc.:

Pazoo, Inc. is a company focused on empowering individuals with the tools to enrich their lives. Pazoo delivers information, services and products through direct response digital and TV, retail stores and its website. www.pazoo.com is a health and wellness social community with an array of experts delivering vital information to improve and enhance the enjoyment of living a full and enriching life. We feature industry experts from the health and wellness industry as well as the pet industry. On the website an individual can find a limited, and high quality, selection of merchandise, including fitness consumables, nutritional supplements, apparel, and wellness/safety products.

Safe Harbor Statement:

This update includes forward-looking statements. These forward-looking statements generally can be identified by phrases such as Pazoo, Inc. or its management "believes," "expects," "anticipates," "foresees," "forecasts," "estimates" or other words or phrases of similar import. Similarly, statements herein that describe the Company's business strategy, outlook, objectives, plans, intentions or goals also are forward-looking statements. All such forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those in forward-looking statements.

For Investor Relations:
Taylor Capitol, LLC
Phone: 973-351-3868
INVESTOR@PAZOO.COM

SOURCE Pazoo, Inc.

Released March 13, 2013